Exhibit 99.1

Harte Hanks Submits Listing Application to Uplist to Nasdaq Global Market®

Improved Financial Performance Enables Impending Return to National Exchange

Potential NASDAQ Listing Expected to Promote Liquidity and Capital Markets Visibility

AUSTIN, Texas – October 4, 2021 -- Harte Hanks, Inc. (OTCQX: HRTH), an industry leader in data-driven, omnichannel marketing, today announced that it filed a comprehensive listing application package with the Nasdaq Global Market®.

Based on the listing qualifications and discussions with listing officials, Harte Hanks qualifies for listing. The application process and review by Nasdaq and FINRA generally takes one to two months.

“Uplisting to the Nasdaq Global Market will be a significant milestone, illustrating the progress we have made in our turn-around strategy,” said Brian Linscott, Chief Executive Officer. "Returning to a national listing platform expands the potential audience of investors and should drive improved marketplace visibility and enhanced liquidity. Combined with continued improvement in our operations, this should position the Company for future growth and the creation of greater shareholder value.”

Jack Griffin, Chairman of the Board of Directors, said, “We have made significant progress in strengthening our financial performance, governance, and liquidity. A listing on the Nasdaq Global Market is a natural and encouraging progression for the Company and our shareholders.”

About Harte Hanks:

Harte Hanks (OTCMKTS: HRTH) is a global omnichannel customer experience company.  We work with clients to define, execute, and optimize their customer journey through our Marketing Services, Customer Care, and Fulfillment and Logistics offerings.  From visionary thinking to tactical execution, Harte Hanks partners with some of the world's most respected brands to create unforgettable customer experiences, including Bank of America, Cisco, IBM, Pfizer, Sony and Ford, among others.  Headquartered in Austin, Texas, Harte Hanks has more than 2,000 employees in offices across the Americas, Europe and Asia Pacific.

As used herein, "Harte Hanks" or "the Company" refers to Harte Hanks, Inc. and/or its applicable operating subsidiaries, as the context may require. Harte Hanks' logo and name are trademarks of Harte Hanks.

Investor Relations Contact:

Rob Fink

FNK IR

HRTH@fnkir.com

646-809-4048